Filed Pursuant to Rule 424(b)(2)
Registration No. 333-181749-04

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 24, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 29, 2012)

$

Commonwealth Edison Company

First Mortgage     % Bonds, Series 113 due 2042

The bonds will bear interest at the rate of     % per year. We will pay interest on the bonds on April 1 and October 1 of each year, beginning on April 1, 2013. The bonds will mature on October 1, 2042. We may redeem some or all of the bonds at any time at the redemption price described under “Description of the Bonds and Mortgage – Redemption at our Option” in this prospectus supplement.

The bonds will be secured equally with all other bonds outstanding or hereafter issued under our Mortgage. There is no sinking fund for the bonds.

The bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange.

Please see “Risk Factors” on page S-7 of this prospectus supplement for a discussion of factors you should consider in connection with a purchase of the bonds.

	Per Bond		Total
Public Offering Price (1)		%	$
Underwriting Discount		%	$
Proceeds, before expenses, to ComEd		%	$

(1)	Plus accrued interest from October , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The bonds are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company, including Clearstream Banking, société anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about October     , 2012.

Joint Book-Running Managers

Citigroup	Mitsubishi UFJ Securities	Wells Fargo Securities

Credit Suisse	RBC Capital Markets

The date of this prospectus supplement is September     , 2012.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the bonds, before you make your investment decision. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (SEC). We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Commonwealth Edison Company and about the bonds. This prospectus supplement and the accompanying prospectus also refer to information contained in other documents that we file with the SEC. To the extent the information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

The accompanying prospectus also includes information about Exelon Corporation (Exelon) and our affiliates Exelon Generation Company, LLC (Generation), PECO Energy Company (PECO) and Baltimore Gas and Electric Company (BGE) and their securities, which does not apply to us or the bonds. Commonwealth Edison Company is a subsidiary of Exelon. The bonds are solely our obligations and not obligations of Exelon or of any of our affiliates.

Unless the context otherwise indicates, when we refer to “ComEd,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Commonwealth Edison Company and, unless the context otherwise indicates, does not include any of our subsidiaries or affiliates.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of ComEd’s 2011 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18; (c) those factors discussed in the following sections of ComEd’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012: Part II, Other Information, ITEM 1A. Risk Factors and Part I, Financial Information, ITEM 1. Financial Statements: Note 15 and Note 16, respectively, and (d) other factors discussed herein and in other filings with the SEC by ComEd, as applicable. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

COMMONWEALTH EDISON COMPANY

ComEd is engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois. ComEd is a public utility under the Illinois Public Utilities Act subject to regulation by the Illinois Commerce Commission with respect to distribution rates and service, the issuance of securities, and certain other aspects of ComEd’s business. ComEd is a public utility under the Federal Power Act subject to regulation by FERC with respect to transmission rates and certain other aspects of ComEd’s business. Specific operations of ComEd are also subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, ComEd is subject to mandatory reliability standards set by the North American Electric Reliability Corporation (NERC).

ComEd’s retail service territory has an area of approximately 11,400 square miles and an estimated population of 9 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million. ComEd has approximately 3.8 million customers.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Suite 3300, Chicago, Illinois 60605, and its telephone number is (312) 394–4321.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the summary information together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2010	2009	2012	2011
	($ in millions)			($ in millions) (unaudited)
Income Statement Data
Operating revenues	$6,056	$6,204	$5,774	$2,670	$2,910
Operating income	982	1,056	843	368	454
Net income	416	337	374	129	183

Cash Flow Data
Cash interest paid, net of amount capitalized	$296	$283	$284	$152	$148
Capital expenditures (a)	(1,028)	(962)	(854)	(585)	(495)
Net cash flows provided by operating activities	836	1,077	1,020	722	71
Net cash flows used in investing activities	(1,007)	(939)	(821)	(567)	(473)
Net cash flows provided in (used in) financing activities	355	(179)	(155)	(360)	446

	As of December 31,			As of June 30,
	2011	2010	2009	2012
	($ in millions)			($ in millions) (unaudited)
Balance Sheet Data
Property, plant and equipment, net	$13,121	$12,578	$12,125	$	13,428
Regulatory assets, including current portion	1,356	1,403	1,454		1,309
Goodwill	2,625	2,625	2,625		2,625
Total assets	22,638	21,652	20,697		22,585
Regulatory liabilities, including current portion	3,179	3,156	3,156		3,295
Long-term debt, including $125 million of debt due within one year	5,665	5,001	4,711		5,216
Long-term debt to financing trust	206	206	206		206
Total liabilities	15,601	14,742	13,815		15,490
Total shareholder’s equity	7,037	6,910	6,882		7,095

(a)	These amounts include investment in plant and plant removals, net.

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Year Ended December 31,					Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	1.8	2.0	2.9	2.8	3.0	2.4

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

Notes to Summary Financial Information

Illinois Regulatory Matters

•	Energy Infrastructure Modernization Act

Background

Illinois Senate Bill and Illinois House Bill 3036 (EIMA) provides a structure for substantial capital investment over a ten-year period to modernize Illinois’ electric utility infrastructure. EIMA allows the recovery of costs by a utility through a pre-established performance-based formula rate tariff, approved by the ICC and will provide greater certainty as to the recovery of those costs. ComEd made an initial contribution of $15 million (recognized as expense in 2011) to a new Science and Technology Innovation Trust fund on July 31, 2012, and will make recurring annual contributions of $4 million beginning in 2012, which will be used for customer education for as long as the Advanced Metering Infrastructure (AMI) Deployment Plan remains in effect. In addition, ComEd will contribute $10 million per year for five years, as long as ComEd is subject to EIMA, to fund customer assistance programs for low-income customers, which amounts will not be recoverable through rates.

Capital Investment

On January 6, 2012, ComEd filed its Infrastructure Investment Plan with the ICC. Under that plan, ComEd will invest approximately $2.6 billion over ten years to modernize and storm-harden its distribution system and to implement smart grid technology. These investments will be incremental to ComEd’s historical level of capital expenditures. The ICC filing specifically included ComEd’s $233 million investment plan for 2012. On April 23, 2012, ComEd filed its initial AMI Deployment Plan with the ICC. On June 22, 2012, the ICC approved the AMI Deployment Plan with certain modifications. Implementation of the investment plan began in early 2012 while smart meter installation in homes and businesses is expected to begin later in 2012, but is subject to the rehearing described below under “-Formula Rate Tariff.”

Formula Rate Tariff

On November 8, 2011, ComEd filed its initial formula rate tariff and associated testimony based on 2010 costs and 2011 plant additions. The primary purpose of that proceeding was to establish the formula rate under which rates will be calculated going-forward, and the initial rates, which went into effect in late June. On May 30, 2012, the ICC issued its final Order (Order) in that proceeding. The Order reduced the annual revenue requirement by $168 million, or approximately $110 million more than proposed by ComEd. Of this incremental revenue requirement reduction, approximately $50 million reflected the ICC’s determination that certain costs should be recovered through alternative rate recovery tariffs available to ComEd or will be reflected in the annual reconciliation, thereby primarily delaying the timing of cash flows. The incremental revenue reduction also reflected a $35 million reduction for the disallowance of return on ComEd’s pension asset, a $10 million reduction for incentive compensation related adjustments, and $15 million of reductions for various adjustments for cash working capital, operating reserves, and other technical items. In the second quarter of 2012, ComEd recorded a reduction of revenue of approximately $100 million pre-tax to decrease the regulatory asset for the 2011 periods and for the first three months of 2012 consistent with the terms of the Order. On June 5, 2012, ComEd filed its application for rehearing with the ICC. On June 22, 2012 the ICC granted expedited rehearing on ComEd’s pension asset recovery, the use of average or year-end rate base in determining ComEd’s reconciliation revenue requirement and the interest rate charged on over/under recovered costs. A final order on rehearing is due by November 19, 2012. As a further result of the Order, on July 6, 2012, ComEd filed for rehearing of the AMI Deployment Plan to amend the timing and amount of the capital investment under that plan. On July 11, 2012, the ICC granted rehearing on ComEd’s AMI Deployment Plan. A final order on rehearing is due by December 7, 2012.

Annual Reconciliation

ComEd files an annual reconciliation of the revenue requirement in effect in a given year to reflect actual costs that the ICC determines are prudently and reasonably incurred for such year. ComEd made its initial 2011 reconciliation filing on April 30, 2012, which reconciled the 2011 revenue requirement in effect to ComEd’s actual 2011 costs incurred (the rates will take effect in January 2013). ComEd updated its 2011 reconciliation filing on June 12, 2012 to reflect the impacts of the Order discussed above. A similar reconciliation with respect to 2012 will be filed in second quarter 2013 with any adjustments to rates taking effect in January 2014. As of June 30, 2012 and December 31, 2011, ComEd recorded an estimated net regulatory asset of $26 million and $84 million, respectively, which represents the ICC’s approved distribution formula and associated rulings as of June 30, 2012 and ComEd’s best estimate of the probable increase in distribution rates expected to be approved by the ICC to provide for recovery of prudent and reasonable costs incurred for the twelve months ended December 31, 2011 and for the six months ended June 30, 2012. The evidentiary hearing in ComEd’s 2011 reconciliation rate case is expected to begin on September 25, 2012, with a final order due by December 26, 2012.

•	Appeal of 2007 Illinois Electric Distribution Rate Case.

The ICC issued an order in ComEd’s 2007 electric distribution rate case (2007 Rate Case) approving a $274 million increase in ComEd’s annual delivery services revenue requirement, which became effective in September 2008. In the order, the ICC authorized a 10.3% rate of return on common equity. ComEd and several adverse parties filed appeals of the rate order with the Illinois Appellate Court (Court). The Court issued a decision on September 30, 2010, ruling against ComEd on the treatment of post-test year accumulated depreciation and the recovery of system modernization costs via a rider (Rider SMP). The ICC subsequently initiated a proceeding on remand. On February 23, 2012, the ICC issued an order in the remand proceeding requiring ComEd to provide a refund of approximately $37 million to customers related to the treatment of post-test year accumulated depreciation issue. On March 26, 2012, ComEd filed a notice of appeal. ComEd has recognized for accounting purposes its best estimate of any refund obligation.

•	Advanced Metering Program Proceeding.

In October 2009, the ICC approved a modified version of Rider SMP (Rider AMP). ComEd collected approximately $24 million under Rider AMP through December 31, 2011. Several other parties, including the Illinois Attorney General (AG), appealed the ICC’s order on Rider AMP. In ComEd’s

2010 electric distribution rate case, the ICC approved ComEd’s transfer of other costs from recovery under Rider AMP to recovery through base electric distribution rates. On March 19, 2012, the Court reversed Rider AMP, concluding that the ICC’s October 2009 approval of the rider constituted single-issue ratemaking. ComEd filed a Petition for Leave to Appeal to the Illinois Supreme Court on April 23, 2012. ComEd believes any refund obligation associated with Rider AMP should be prospective from no earlier than the date of the Court’s order on March 19, 2012, which would have an immaterial impact at ComEd.

•	Illinois Procurement Proceedings.

ComEd is permitted to recover its electricity procurement costs from its retail customers without mark-up. Since June 2009, the Illinois Power Agency (IPA) designs, and the ICC approves, an electricity supply portfolio for ComEd and the IPA administers a competitive process under which ComEd procures its electricity supply from various suppliers, including Generation. In order to fulfill a requirement of the settlement legislation enacted in 2007 affecting electric utilities in Illinois, ComEd hedged the price of a significant portion of energy purchased in the spot market with a five-year variable-to-fixed financial swap contract with Generation that expires on May 31, 2013. EIMA contains a provision for the IPA to conduct procurement events for energy and REC requirements for the June 2013 through December 2017 period. The procurement events mandated under EIMA were completed during February 2012.

•	Other Services Matters

The Illinois Public Utilities Act provides that in the event an electric utility, such as ComEd, experiences a continuous power interruption of four hours or more that affects (in ComEd’s case) more than 30,000 customers, the utility may be liable for actual damages suffered by customers as a result of the interruption and may be responsible for reimbursement of local governmental emergency and contingency expenses incurred in connection with the interruption. Recovery of consequential damages is barred. The affected utility may seek from the ICC a waiver of these liabilities when the utility can show that the cause of the interruption was unpreventable damage due to weather events or conditions, customer tampering, or certain other causes enumerated in the law.

On August 18, 2011, ComEd sought from the ICC a determination that ComEd is not liable for damage compensation to customers in connection with the July 11, 2011 storm system that produced multiple power interruptions that in the aggregate affected more than 900,000 customers in ComEd’s service territory, as well as for five other storm systems that affected ComEd’s customers during June and July 2011 (Summer 2011 Storm Docket). The ICC is currently conducting a proceeding to assess ComEd’s request. In the absence of a favorable determination from the ICC, some ComEd customers affected by the outages could seek recovery of their actual, non-consequential damages, and the local governments in the areas in which those customers are located could seek recovery of emergency and contingency expenses. On January 27, 2012, the ICC Staff and the AG filed testimony in the ICC proceeding. They both disagreed with ComEd’s interpretation that the statute does not apply to the interruptions caused by the 2011 storms. The ICC witness supported granting a waiver for three of the six storms, while the AG asserted that ComEd should be held responsible for the damages from all the storms.

A hearing in this proceeding was held in July 2012. At the hearing, the ICC Staff witness, based on updated data provided by ComEd, now testified that ComEd should receive a waiver of liability in connection with five of the six storm systems in the Summer 2011 Storm Docket. As for the sixth storm system that struck on July 11, 2011 and affected more than 900,000 customers, the ICC Staff witness testified that 51,767 customers were affected by interruptions for which he felt a waiver should not be granted. Post-hearing briefing is underway and is expected to conclude in September 2012. The Administrative Law Judge has not stated when he expects to issue a proposed Order.

In addition, on September 29, 2011, ComEd sought from the ICC a determination that it was not liable for damage compensation related to the February 1, 2011 blizzard (February 2011 Blizzard Docket). On February 14, 2012, the ICC Staff and the AG filed testimony in the proceeding. ICC staff recommended that the ICC issue ComEd a waiver based on the extreme weather conditions. The AG took the same position as it had in the Summer 2011 Storm Docket noted above. A hearing on this proceeding was also held in July 2012 and post hearing briefing is underway. Additional active proceedings related to storms of lesser collective impact are also pending.

The ultimate outcomes of these proceedings are uncertain, and the amount of damages, if any, which might be asserted, cannot be reasonably estimated at this time, but may be material to ComEd’s results of operations and cash flows.

See Note 2 of the Combined Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011, and Note 4 of the Combined Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, for additional information regarding regulatory proceedings.

RISK FACTORS

Your investment in the bonds will involve certain risks. You should carefully consider the following discussion and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012 incorporated by reference in this prospectus supplement and the accompanying prospectus, the factors listed under “Forward-Looking Statements” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the bonds. See “Where You Can Find More Information” in this prospectus supplement.

There is no public market for the bonds.

We can give no assurances concerning the liquidity of any market that may develop for the bonds offered hereby, the ability of any investor to sell any of the bonds, or the price at which investors would be able to sell them. If a market for the bonds does not develop, investors may be unable to resell the bonds for an extended period of time, if at all. If a market for the bonds does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of their bonds. Consequently, investors may not be able to liquidate their investments readily, and lenders may not readily accept the bonds as collateral for loans.

USE OF PROCEEDS

We expect to receive the net proceeds from the sale of the bonds of approximately $        , after deducting the underwriting discount and other estimated fees and expenses payable by us. We intend to use the net proceeds we receive from the issuance and sale of the bonds to repay our total outstanding commercial paper obligations and for general corporate purposes. As of September 21, 2012, we had $81 million of outstanding commercial paper obligations, which had remaining maturities of up to 31 days and annual interest rates ranging from 0.40% to 0.44%. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2012, and as adjusted to give effect to the issuance and sale of the bonds and the use of the net proceeds from this offering as set forth under “Use of Proceeds” in this prospectus supplement. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	($ in millions)
Commercial Paper	$178	$
Long-term debt:
First mortgage bonds, including $125 million of current maturities	5,098
Long-term debt to financing trust	206
Other long-term debt(a)	118
Total shareholders’ equity	7,095

Total capitalization, including $125 million of current maturities	$12,695	$

(a)	Includes $22 million of unamortized debt discounts.

DESCRIPTION OF THE BONDS AND MORTGAGE

The bonds will be issued under our Mortgage dated July 1, 1923 (Mortgage), as amended and supplemented and as further supplemented by a supplemental indenture creating the Bonds. The bonds will bear interest at the rates per annum and will be due and payable on the dates set forth on the cover page of this prospectus supplement. We are issuing the bonds on the basis of bondable bond retirements. See “Description of Bonds–Property Additions/Bondable Bond Retirements” for the meaning of the term “bondable bond retirements.”

We refer to this Mortgage in this prospectus supplement as the “Mortgage” and to BNY Mellon Trust Company of Illinois as the “Mortgage Trustee.” The terms “lien of Mortgage,” “mortgage date of acquisition,” “permitted lien,” “prior lien,” “prior lien bonds,” “property additions,” and “utilized under the Mortgage” are used in this prospectus with the meanings given to those terms in the Mortgage.

The Mortgage contains provisions under which substantially all of the properties of our electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc., or the Indiana Company, might be subjected to the lien of the Mortgage, if we should so determine, as additional security for our bonds, whereupon that subsidiary would become a “mortgaged subsidiary,” as defined in the Mortgage. Since we have not as yet made any determination as to causing the Indiana Company to become a mortgaged subsidiary, those provisions of the Mortgage that are summarized below that discuss a mortgaged subsidiary as well as us, relate to us only.

We have summarized selected provisions of the Mortgage below. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Mortgage. We suggest that you read the complete text of the Mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Securities Offered

The bonds will initially be limited in aggregate principal amount to $        . Subject to the limitations described in this prospectus supplement, we may issue additional mortgage bonds under our Mortgage with the same priority as the bonds offered by this prospectus supplement, including mortgage bonds having the same series designation and terms (except for the public offering price, the issue date and, if applicable, the first interest payment date) as the bonds offered by this prospectus supplement, without the approval of the holders of the outstanding mortgage bonds issued under our Mortgage, including the bonds offered by this prospectus supplement. The bonds will be secured equally with all other bonds outstanding or hereafter issued under our Mortgage.

Principal, Maturity and Interest

The bonds will initially be limited in aggregate principal amount to $        . The bonds will be issued in book-entry form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The bonds will mature on October 1, 2042. Interest will be payable on the bonds semi-annually on April 1 and October 1 of each year, beginning on April 1, 2013, until the principal is paid or made available for payment. Interest on the bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the bonds will be made to the person in whose name those bonds are registered at the close of business on the record date for the relevant interest payment date, which shall be March 15 and September 15 for the interest payment dates on April 1 and October 1, respectively. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

For so long as the bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder’s registered address. Payment of principal of the bonds in certificated form will be made against surrender of those Bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York, New York.

Redemption at our Option

At any time prior to April 1, 2042 (six months prior to the maturity date of the bonds), we may, at our option, redeem the bonds in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus          basis points, plus accrued and unpaid interest to the redemption date.

At any time on or after April 1, 2042 (six months prior to the maturity date of the bonds), we may, at our option, redeem the bonds in whole or in part at any time at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days, but not more than 45 days before the redemption date to each registered holder of the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions of the bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc. and a Primary Treasury Dealer (defined below) selected by each of Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC and their respective successors, unless such entity ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Book-Entry System

We will issue the bonds in the form of one or more global bonds in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the bonds by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds in DTC’s records. The ownership interest of each actual purchaser of bonds is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the bonds will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC’s records reflect only the identity of the direct participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global bonds from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global bonds, such nominee for all purposes will be considered the sole owner or holder of the bonds for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the bonds registered in their names, will not receive or be entitled to receive physical delivery of the bonds in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the bonds at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the bonds has occurred and is outstanding, bonds certificates in fully registered form are required to be printed and delivered to beneficial owners of the global bonds representing such bonds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the bonds to or receiving interests in the bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the bonds received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice to direct participants or beneficial owners.

Security

The Mortgage is a first mortgage lien on substantially all property and franchises currently owned by us. Our transmission and distribution assets are the principal properties subject to the lien of the Mortgage. In addition, any property and franchises hereafter acquired by us will also become subject to the lien of the Mortgage. The lien of the mortgage does not attach to expressly excepted property, as described in the next paragraph, and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the Bankruptcy Reform Act of 1978. The lien is also subject to permitted liens, as described below, and, in the case of after–acquired property, liens, if any, existing or placed on that property at the time of acquisition thereof.

There are expressly excepted from the lien of our Mortgage, whether now owned or hereafter acquired, certain real estate not used in the public utility business, real estate held by us in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment.

We have agreed under the Mortgage to hold legal title to the mortgaged property free and clear of all liens other than permitted liens, as defined in the Mortgage. Permitted liens are generally liens or restrictions that do not materially interfere with our use of the mortgaged property for the conduct of our business. Permitted liens include liens for real estate taxes, assessments and governmental charges that are not delinquent or are being contested in good faith; liens for judgments that are being appealed or whose enforcement has been stayed; rights reserved to or vested in municipalities or public authorities under franchises, grants, licenses or permits held by us; leases; easements, reservations, exceptions, conditions, limitations and restrictions affecting the mortgaged property which do not materially interfere with our use of the mortgaged property; zoning laws and ordinances; and inconsequential defects or irregularities in title that, in the opinion of our counsel, may be properly disregarded. In the event that the Mortgage lien on a particular piece of mortgaged property were to be foreclosed, such property would remain subject to liens for taxes on that property. Other liens on that property, to the extent prior to the lien of the Mortgage and representing monetary obligations, would be entitled to payment from the foreclosure sale proceeds prior to any sums being paid to the holders of the bonds.

The bonds will rank equally with all bonds, irrespective of series, now or hereafter outstanding under our Mortgage.

Acquisitions of Property Subject to Prior Liens

We covenant in the Mortgage that we will not acquire any property subject to a prior lien (other than a permitted lien):

•

if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66–2/3% of the fair value of such part of such property as shall consist of property of the character of property additions; and

•

unless the net earnings of such property for any twelve–month period within the immediately preceding fifteen–month period shall have been at least two and one–half times the annual interest on all prior lien bonds secured by prior liens on such property.

We also covenant that we will not transfer all or substantially all of our property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by us under the provisions of such covenant with respect to the acquisition of property subject to a prior lien.

We covenant in the Mortgage that we will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, we will promptly procure or cause to be procured the cancellation and discharge of that prior lien. We further covenant that upon the discharge of a prior lien we will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Mortgage Trustee, except to the extent required to be deposited with the trustee under another prior lien.

Release of Property from Mortgage

Provided that we are not in default under the Mortgage, the Mortgage allows us to release property from the lien of the Mortgage in connection with its sale or other disposition. Under these provisions, we may obtain the release of mortgaged property by:

•	delivering to the Mortgage Trustee specified certificates describing the property to be sold or disposed and the consideration to be received and stating its fair value;

•	delivering an opinion of counsel as to compliance with the provisions of the Mortgage governing such release; and

•	depositing cash with the Mortgage Trustee in an amount equal to the fair value of the property to be released, subject to reduction or elimination as hereinafter described.

“Fair value” is defined as the fair value to us of the property in question. Fair value is determined by one of our engineers; however, a determination by an independent engineer is also required if the fair value of the property in question exceeds 1% or more of the outstanding principal amount of the bonds under the Mortgage. The required cash deposit may be reduced, or eliminated entirely, by utilizing net property additions or bondable bond retirements not previously utilized under the Mortgage.

We have used these provisions from time to time to release substantial amounts of property from the lien of the Mortgage. In December 1999, we obtained the release of our fossil generation assets in connection with their sale to a third party. In January 2001, we obtained the release of, among other things, our nuclear generation assets in connection with their transfer to our affiliate, Generation, as part of the restructuring undertaken by Exelon. In both cases, the releases were accomplished without the deposit of cash due to the availability of sufficient amounts of unutilized bondable bond retirements and net property additions.

Issuance of Additional Bonds

The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the bonds that may be sold pursuant to this prospectus but, as indicated below, we may, subject to certain limitations, acquire property subject to prior liens. Nonetheless, subject to the limitations discussed below, we may issue additional bonds under the Mortgage with the same priority as the bonds that may be sold pursuant to this prospectus, including bonds having the same series designation and terms as the bonds that may be sold pursuant to this prospectus, without the approval of the holders of outstanding bonds under the Mortgage, including the holders of any outstanding bonds issued pursuant to this prospectus.

The aggregate principal amount of other bonds that may be issued under the Mortgage and that, as to security, will rank equally with the bonds that may be sold pursuant to this prospectus is not limited except as indicated below. Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

•	66–2/3% of net property additions not previously utilized under the Mortgage;

•	the amount of cash deposited with the Mortgage Trustee as the basis for the issuance of those bonds; and

•	the amount of bondable bond retirements not previously utilized under the Mortgage;

provided, however, that no bonds may be issued on the basis of net property additions or deposited cash, or on the basis of bondable bond retirements if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except when the bonds retired or being retired mature within two years), unless our net earnings for any twelve–month period within the immediately preceding fifteen–month period shall have been equal to at least two and one–half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then proposed to be issued but not including any bonds then being retired.

The Mortgage provides that cash deposited with the Mortgage Trustee as a basis for the issuance of bonds shall be:

•

paid over to us in an amount, certified to the Mortgage Trustee, equal to 66–2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or

•	applied to the purchase or redemption of bonds.

“Net earnings” means our earnings as defined in the Mortgage after deducting all charges except:

•	charges for the amortization, write–down or write–off of acquisition adjustments or intangibles;

•	property losses charged to operations;

•	provisions of income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of those taxes;

•	interest charges; and

•	amortization of debt and stock discount and expense or premium.

Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be.

Net nonoperating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings. The net earnings calculation under the Mortgage is not affected by certain accounting write–offs related to plant costs.

Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued and it does not contain any restrictions on the issuance of unsecured indebtedness. In addition, the Mortgage does not prohibit a merger or sale of substantially all of our assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

Property Additions/Bondable Bond Retirements

As of July 17, 2012, the amount of net property additions not utilized under the Mortgage is approximately $2.5 billion. The amount of bondable bond retirements not previously utilized under the Mortgage are approximately $1.7 billion as of July 17, 2012.

“Bondable bond retirements” means an amount equal to the principal amount of bonds retired by application of funds deposited with the Mortgage Trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund.

“Net property additions” means the amount of $50,000,000, plus the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all “current provisions for depreciation” made by us after December 1, 1944, after deducting from those current provisions for depreciation the amount of the “renewal fund requirement,” if any, for the year 1945 and subsequent years.

“Current provisions for depreciation” for any period means the greater of:

•

the total of the amounts appropriated by us for depreciation during that period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage value for that period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write–down or write–off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

•

an amount equal to one–twelfth of 2% for each calendar month of that period (or such lesser percentage, as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of that month, of all depreciable property of the character of property additions not subject to a prior lien.

Renewal Fund Requirement

We covenant in the Mortgage that we will pay or cause to be paid to the Mortgage Trustee each year an amount of cash equal to the excess, if any, of current provisions for depreciation for that year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for that year. That excess amount, which constitutes the renewal fund requirement for that year, is subject to reduction by an amount equal to the amount, certified to the Mortgage Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage. There was no renewal fund requirement for any of the years 1945 through 2011, except as noted in the following table. Any renewal fund requirement was satisfied by certifying an equivalent amount of property additions, except as indicated in the table.

Renewal Fund Requirement
Year	Amount (in millions)	Year	Amount (in millions)	Year	Amount (in millions)
1989	$ 140.7	1994	$193.6	2004	$ 270.7
1990	1.0	1995	15.0*
1993	50.9	1996	139.9*

*	Satisfied by certifying an equivalent amount of bondable bond retirements.

Modification of Mortgage

In general, modifications or alterations of the Mortgage and of the rights and obligations of us and of the bondholders, and waivers of compliance with the Mortgage, may, with our approval, be made at a meeting of bondholders upon the affirmative vote of bondholders owning 80% of the principal amount of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of time or times of payment of the principal of or the interest or the premium, if any, on any bonds or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage.

Concerning the Mortgage Trustee and the Co–Trustee

An affiliate of the Mortgage Trustee provides general banking services, including those as a depository, for us and certain of our affiliates. The affiliate is also one of the lenders under credit agreements with us and our affiliates.

D. G. Donovan, Co–Trustee under the Mortgage, is an officer of the Mortgage Trustee.

Rights Upon Default

The Mortgage provides that in case any one or more of certain specified events (defined as “completed defaults”) shall occur and be continuing, the Mortgage Trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable. The Mortgage Trustee, upon request of the holders of a majority in principal amount of the outstanding bonds, shall waive such default and rescind any such declaration if such default is cured.

The Mortgage further provides that upon the occurrence of one or more completed defaults, the Mortgage Trustee and the Co–Trustee may proceed by such suits of law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Mortgage Trustee and the Co–Trustee, being advised by counsel, shall determine.

Holders of bonds have no right to enforce any remedy under the Mortgage unless the Mortgage Trustee and the Co–Trustee have first had a reasonable opportunity to do so following notice of default to the Mortgage Trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Mortgage Trustee and the Co–Trustee with offer of indemnity satisfactory to the Mortgage Trustee and the Co–Trustee against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder’s bonds when due.

Default and Notice Thereof to Bondholders

The Mortgage provides that the following shall constitute completed defaults:

•	default shall be made by us in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;

•	default shall be made by us in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;

•

default shall be made by us in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to us (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal amount of the bonds;

•

default shall be made by us in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to us by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal of the bonds;

•

bankruptcy, receivership or similar proceedings shall be initiated by us, or any judgment entered in such proceedings initiated against us shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

•

default shall be made in the observance or performance of any other of our covenants, conditions or agreements contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to us and the Mortgage Trustee by the holders of not less than 25% in principal amount of the bonds.

Within 90 days after the occurrence of any default which is known to the Mortgage Trustee and the Co–Trustee, the Mortgage Trustee and the Co–Trustee shall give to the bondholders notice of such default unless it shall have been cured; except, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, if the Mortgage Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the Co–Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders.

Certificates and Opinions

Officers’ certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on our properties subject to the lien of the Mortgage must be filed as exhibits to our certificate filed annually with the Mortgage Trustee. In connection with the taking of various actions by the Mortgage Trustee and the Co–Trustee, or the Mortgage Trustee upon our application, including the authentication and delivery of additional bonds, the release of property, the reduction or withdrawal of cash and other matters, the Mortgage requires that we furnish to the Mortgage Trustee orders, requests, resolutions, certificates of the officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependant upon the nature of the application.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax consequences material to the purchase, ownership and disposition of the bonds. This discussion deals only with bonds that are held as capital assets (as that term is defined in section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a purchaser of the bonds that acquires the bonds for cash in the initial offering at their “issue price” within the meaning of Section 1273 of the Code (the first price at which a substantial amount of the bonds is sold for money to investors, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who are beneficial owners of the bonds. The tax consequences to persons acquiring bonds at other prices or in other circumstances may be materially different. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr LLP.

This discussion is based on the Code, United States Treasury regulations issued under the Code and associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, are subject to different interpretation and may change at any time, and any change could be retroactive. There can be no assurance that a change in law will not alter significantly the tax considerations described in this discussion.

This discussion does not represent a detailed description of the United States federal income tax consequences to purchasers of the bonds in light of their particular circumstances. It does not represent a detailed description of the United States federal income tax consequences applicable to beneficial owners of bonds subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, banks, certain financial institutions, real estate investment trusts, regulated investment companies, dealers, passive foreign investment companies, controlled foreign corporation, personal holding companies and traders in securities, persons subject to the alternative minimum tax, persons holding a bond as a position in a straddle, hedging, constructive sale, conversion or other integrated transaction, or who mark their securities to market for federal income tax purposes, trusts and estates, pass-through entities (including partnerships), partners or other owners in pass-through entities, former United States citizens or long-term residents subject to tax as expatriates under Section 877 of the Code or a United States person whose functional currency is other than the United States dollar). This discussion does not discuss the tax consequences for a beneficial owner of a bond that is not a “United States person” (as defined below) for United States federal income tax purposes. This discussion does not address any foreign, state, local or non-income tax consequences of the purchase, ownership and disposition of the bonds to the beneficial owner of a bond.

For purposes of this summary, a “United States person” means a beneficial owner of a bond or bonds that is for United States federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If a partnership owns the bonds, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor regarding the tax consequences of purchase, ownership and disposition of the bonds.

We have not sought a ruling from the Internal Revenue Service or the IRS with respect to any matters discussed herein and we cannot assure you that the IRS will not take a different position concerning the tax consequences of purchase, ownership or disposition of the bonds or that any such position would not be sustained.

Interest

Interest on a bond will be taxed to a beneficial owner of a bond as ordinary interest income at the time it accrues or is received, in accordance with the beneficial owner’s regular method of accounting for federal income tax purposes.

Original Issue Discount

If the bonds are issued with “original issue discount” or OID for U.S. federal income tax purposes, special tax accounting rules apply. In general, the bonds will be treated as issued with OID if the “issue price” of the bonds is less than their “stated redemption price at maturity.” If the amount of such OID is “de minimis” (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity), the special tax accounting rules applicable to OID will not apply. Regardless of the regular method of accounting used by an owner of bonds for U.S federal income tax purposes, OID (other than “de minimis” amounts) generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

The “issue price” of debt securities is the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of debt securities is the sum of all payments to be made on the debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

The bonds are not expected to be issued with OID, except that there may be a discount that constitutes a “de minimis” amount of OID. An owner of bonds with “de minimis” OID will include such amount in income as principal payments are made on the bonds. Such income will be taxable as long-term capital gain if the bonds are held for more than one year when principal is repaid.

Disposition of a Bond

Upon the sale, exchange, redemption or other disposition of a bond, a beneficial owner of a bond generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (not including any amount attributable to accrued but unpaid interest) and the beneficial owner’s adjusted tax basis in the bond. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “Interest.” In general, the beneficial owner’s adjusted tax basis in a bond will be equal to the initial purchase price of the bond paid by the beneficial owner, reduced by the amount of principal payments on the bond received before such date of sale, exchange, redemption or other disposition (if any) and increased by OID previously included in income.

Gain or loss recognized on the sale, exchange, redemption or retirement of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption or retirement, the bond has been held by the investor for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. Capital losses are, with very limited exception, deductible only to the extent of capital gains recognized during the taxable year. Any excess capital losses may be carried over to and deducted in other taxable years subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest, accruals of OID (if any) and principal payments and to the proceeds of sales or other dispositions before maturity by, owners of bonds (other than corporations). Generally, we must report annually to the IRS, the amount of interest that we paid to the beneficial owner of a bond and the amount of tax that we withheld on that interest. In addition, backup withholding is required on such payments unless a beneficial owner of a bond furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the beneficial owner is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

The current rate of backup withholding is 28% of the amount paid and is scheduled to increase to 31% for tax years beginning on or after January 1, 2013. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a bond owner’s federal income tax liability, provided the required information is timely furnished to the IRS.

Unearned Income Medicare Contribution Tax

For taxable years beginning after December 31, 2012, certain owners of bonds that are individuals, trusts, or estates will additionally be subject to a 3.8% Unearned Income Medicare Contribution Tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s adjusted gross income (increased by certain amounts of excluded foreign income) for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the circumstances). Net investment income will generally include such investor’s interest income and net gain from the disposition of bonds, unless such interest income and net gain is derived in the ordinary course of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. Investors are urged to consult their own tax advisors regarding the applicability of the Unearned Income Medicare Contribution Tax to their income and gains from the bonds.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act or FATCA as initially enacted, would apply to bonds issued after March 18, 2012. However, recently issued proposed Treasury Regulations would extend the grandfathering date and provide that FATCA generally would not apply to bonds that are outstanding on January 1, 2013 (unless the bond undergoes a “significant modification,” within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code), although beneficial owners of bonds cannot rely on the proposed

Treasury regulations until they become finalized. If FATCA does apply to the bonds, under the current rules (and not the proposed regulations), FATCA would impose a U.S. federal withholding tax of 30% on certain payments (including interest payments and gross proceeds from debt instruments, such as the bonds) made to certain foreign entities (including, in some instances, where the foreign entities are acting as intermediaries) that fail to comply with certain certification and information reporting requirements. Furthermore, new legislation, for tax years beginning after March 18, 2010, requires that certain beneficial owners of bonds who hold the bonds through certain “foreign financial institutions” and who have specified foreign assets in excess of certain threshold amounts, report certain information to the IRS on IRS Form 8938 “Statement of Specified Foreign Assets” (or appropriate successor form). Significant penalties can apply if certain beneficial owners of bonds fail to disclose their specified foreign assets as required under the Code. The FATCA rules remain subject to change and future IRS guidance. Prospective owners of bonds are encouraged to consult with their own tax advisors regarding the implications of new legislation, including FATCA, on their investment in the bonds.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a beneficial owner’s particular situation. Prospective purchasers of the bonds should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of bonds, including the tax consequences under state, local, foreign and other tax laws and tax treaties and the possible effects of changes in United States or other tax laws.

UNDERWRITING

Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters set forth below. Subject to the terms and conditions contained in the underwriting agreement dated the date hereof, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us the respective amount of the bonds set forth opposite its name below:

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC

Total	$

The obligations of the several underwriters to purchase the bonds are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of bonds may be terminated. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act) or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

We expect to deliver the bonds on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T + 5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the bonds to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the bonds to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of     % of the principal amount of the bonds. The underwriters may allow, and such dealers may re-allow, a discount not in excess of     % of the principal amount of the bonds to certain brokers and dealers. After the initial public offering, the price to public, concession and discount may be changed.

Our expenses associated with the offer and sale of the bonds, excluding the underwriting discount, are estimated to be approximately $         and will be payable by us.

New Issue of Bonds

The bonds are a new issue of securities with no established trading market, and the underwriters are not obligated to make a market in the bonds. We do not intend to apply for listing of the bonds on any securities exchange. The underwriters have advised us that they intend to make a market in the bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the bonds, the ability of the holders to sell their bonds or the price at which holders will be able to sell their bonds.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the bonds. These transactions may include purchases for the purpose of fixing or maintaining the price of the bonds.

The underwriters may create a short position in the bonds in connection with the offering. That means they sell a larger principal amount of the bonds than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase bonds in the open market to reduce the short position.

If the underwriters purchase the bonds to stabilize the price or to reduce their short position, the price of the bonds could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the bonds and any of such transactions may be discontinued at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility. In particular, the underwriters or their affiliates may hold outstanding commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the bonds. See “Use of Proceeds” in this prospectus supplement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice To Investors In Certain Jurisdictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the bonds for us. Ballard Spahr LLP may rely on an opinion of one of our in-house lawyers as to matters of Illinois law. Certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Exelon, Generation, ComEd, PECO and BGE file combined reports under the Exchange Act. Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to ComEd is incorporated by reference in this prospectus supplement and the accompanying prospectus. ComEd does not make any representation as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than ComEd in determining whether to invest in the bonds. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, our Current Reports on Form 8-K filed with the SEC on January 17, 2012, February 16, 2012, February 21, 2012, March 14, 2012, March 16, 2012, March 29, 2012 and June 1, 2012 and any future filings that we make with the SEC under the Exchange Act if the filings are made prior to the time that all of the bonds are sold in this offering. You can also find more information about us from the sources described under “Documents Incorporated by Reference” in the accompanying prospectus.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

EXELON CAPITAL TRUST I

EXELON CAPITAL TRUST II

EXELON CAPITAL TRUST III

Trust Preferred Securities

(guaranteed by Exelon Corporation as described in this prospectus)

EXELON GENERATION COMPANY, LLC

Debt Securities

Preferred Securities

COMMONWEALTH EDISON COMPANY

Preferred Stock

Senior Debt Securities

PECO ENERGY COMPANY

Preferred Stock

First and Refunding Mortgage Bonds

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

PECO ENERGY CAPITAL TRUST V

PECO ENERGY CAPITAL TRUST VI

Trust Preferred Securities

(guaranteed by PECO Energy Company as described in this prospectus)

BALTIMORE GAS AND ELECTRIC COMPANY

Unsecured Debt Securities

Senior Secured Bonds

Preferred Stock

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	unsecured senior debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	subordinated debt securities to be purchased by Exelon Capital Trust I, Exelon Capital Trust II and/or Exelon Capital Trust III; and

•	guarantees of trust preferred securities sold by Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III.

Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by Exelon Corporation.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	unsecured senior debt securities; and

•	preferred limited liability company interests in one or more series.

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	preferred stock in one or more series; and

•	senior debt securities.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	preferred stock in one or more series;

•	one or more series of first and refunding mortgage bonds;

•	subordinated debt securities to be purchased by PECO Energy Capital Trust V and/or PECO Energy Capital Trust VI; and

•	guarantees of trust preferred securities sold by PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

PECO Energy Capital Trust V and PECO Energy Capital Trust VI may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by PECO.

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	unsecured debt securities;

•	senior secured bonds; and

•	preferred stock in one or more series.

Exelon, Generation, ComEd, PECO and BGE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO and BGE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO and BGE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO or BGE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant, except that information relating to (i) Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III’s Securities is also attributed to Exelon and (ii) PECO Energy Capital Trust V and PECO Energy Capital Trust VI’s Securities is also attributed to PECO.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

All references to “the Exelon Trusts” mean Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III. All references to “the PECO Trusts” means PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus, except Exelon with respect to Securities issued by the Exelon Trusts and PECO with respect to Securities issued by the PECO Trusts.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus and any accompanying prospectus supplement; (b) those factors discussed in the following sections of Exelon, Generation, PECO and ComEd’s combined 2011 Annual Reports on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18; (c) those factors discussed in the following sections of BGE’s 2011 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 12 and (d) other factors discussed herein and in other filings with the SEC by Exelon, Generation, ComEd, PECO and BGE, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in: (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd and PECO, as applicable, for the year ended December 31, 2011, filed with the SEC on February 9, 2012; and (b) the Annual Report on Form 10-K of BGE for the year ended December 31, 2011, filed with the SEC on February 29, 2012. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, a utility services holding company, operates through its principal subsidiaries — Generation, ComEd, PECO and BGE.

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

On March 12, 2012, Exelon completed the merger contemplated by the Merger Agreement, dated as of April 28, 2011, among Exelon, Bolt Acquisition Corporation, a wholly owned subsidiary of Exelon (Merger Sub)

and Constellation Energy Group, Inc. As a result of that merger, Merger Sub was merged with and into Constellation (the Initial Merger) and Constellation became a wholly owned subsidiary of Exelon. Following the completion of the Initial Merger, Exelon and Constellation completed a series of internal corporate organizational restructuring transactions. Constellation merged with and into Exelon, with Exelon continuing as the surviving corporation (the Upstream Merger). Simultaneously with the Upstream Merger, Constellation’s interest in RF Holdco LLC, which held Constellation’s interest in BGE, was transferred to Exelon Energy Delivery Company, LLC, a wholly owned subsidiary of Exelon that also owns Exelon’s interest in ComEd and PECO. Following the Upstream Merger and the transfer of the interest in RF Holdco LLC, Exelon contributed to Generation certain subsidiaries, including the generation and customer supply businesses that were acquired from Constellation as a result of the Initial Merger and the Upstream Merger.

EXELON GENERATION COMPANY, LLC

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts. Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail supply operation. Generation’s presence in well-developed wholesale energy markets, integrated hedging strategy that mitigates the adverse impact of short-term market volatility, and low-cost nuclear generating fleet, which is operated consistently at high capacity factors, position it well to succeed in competitive energy markets. Generation’s business consists of its owned and contracted electric generating facilities, its wholesale energy marketing operations and its competitive retail supply operations.

Generation has six reportable segments, which are largely representative of the footprints of an Independent System Operator / Regional Transmission Operator and/or North American Electric Reliability Corporation (NERC) region. Descriptions of each of Generation’s six reportable segments are as follows:

•

Mid-Atlantic represents operations in the eastern half of PJM Interconnection, LLC (PJM), which includes Pennsylvania, New Jersey, Maryland, Virginia, West Virginia, Delaware, the District of Columbia and parts of North Carolina.

•

Midwest represents operations in the western half of PJM, which includes portions of Illinois, Indiana, Ohio, Michigan, Kentucky and Tennessee, and the entire United States footprint of Midwest Independent Transmission Systems Operator, Inc. (MISO), which covers all or most of North Dakota, South Dakota, Nebraska, Minnesota, Iowa, Wisconsin, the remaining parts of Illinois, Indiana, Michigan and Ohio not covered by PJM, and parts of Montana, Missouri and Kentucky.

•	New England represents the operations within ISO New England, Inc. covering the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

•	New York represents operations within New York ISO, which covers the state of New York in its entirety.

•	ERCOT represents operations within Electric Reliability Council of Texas, covering most of the state of Texas.

•	Other Regions not considered individually significant:

•	South represents operations in the Florida Reliability Coordinating Council and the remaining portions of the SERC Reliability Corporation not included within MISO or PJM, which includes all or most of Florida, Arkansas, Louisiana, Mississippi, Alabama, Georgia, Tennessee, North Carolina, South Carolina and parts of Missouri, Kentucky and Texas. Generation’s South region also includes operations in the Southwest Power Pool, covering Kansas, Oklahoma, most of Nebraska and parts of New Mexico, Texas, Louisiana, Missouri, Mississippi and Arkansas.

•

West represents operations in the Western Electric Coordinating Council, which includes California ISO, and covers the states of California, Oregon, Washington, Arizona, Nevada, Utah, Idaho, Colorado, and parts of New Mexico, Wyoming and South Dakota.

•	Canada represents operations across the entire country of Canada and includes the Alberta Electric Systems Operator, Ontario Independent Electricity System Operator and the Canadian portion of MISO.

Generation’s other business activities include retail and wholesale gas, upstream natural gas, proprietary trading, energy efficiency and demand response, the design, construction and operation of renewable energy, heating, cooling and cogeneration facilities, and home improvements, sales of electric and gas appliances, servicing of heating, air conditioning, plumbing, electrical and indoor air quality systems.

Generation is a public utility under the Federal Power Act, and is subject to the exclusive ratemaking jurisdiction of the Federal Energy Regulatory Commission (FERC) over wholesale sales of electricity and the transmission of electricity in interstate commerce.

COMMONWEALTH EDISON COMPANY

ComEd is engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois. ComEd is a public utility under the Illinois Public Utilities Act subject to regulation by the Illinois Commerce Commission with respect to distribution rates and service, the issuance of securities, and certain other aspects of ComEd’s business. ComEd is a public utility under the Federal Power Act subject to regulation by FERC with respect to transmission rates and certain other aspects of ComEd’s business. Specific operations of ComEd are also subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, ComEd is subject to mandatory reliability standards set by the North American Electric Reliability Corporation (NERC).

ComEd’s retail service territory has an area of approximately 11,400 square miles and an estimated population of 9 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million. ComEd has approximately 3.8 million customers.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Suite 3300, Chicago, Illinois 60605, and its telephone number is (312) 394-4321.

PECO ENERGY COMPANY

PECO is engaged principally in the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia. PECO is a public utility under the Pennsylvania Public Utility Code subject to regulation by the Pennsylvania Public Utility Commission with respect to electric and gas distribution rates and service, the issuances of certain securities and certain other aspects of PECO’s operations. PECO is a public utility under the Federal Power Act subject to regulation by FERC with respect to transmission rates and certain other aspects of PECO’s business and by the U.S. Department of Transportation as to pipeline safety and other areas of gas operations. Specific operations of PECO are subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, PECO is also subject to NERC mandatory reliability standards.

PECO’s combined electric and natural gas retail service territory has an area of approximately 2,100 square miles and an estimated population of 4.0 million. PECO provides electric distribution service in an area of approximately 1,900 square miles, with a population of approximately 3.9 million, including approximately 1.5 million in the City of Philadelphia. PECO provides natural gas distribution service in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 2.4 million. PECO delivers electricity to approximately 1.6 million customers and natural gas to approximately 494,000 customers.

PECO was incorporated in the Commonwealth of Pennsylvania in 1929. PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE is a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland. BGE is a public utility under the Maryland Public Utility Code subject to regulation by the Public Service Commission of Maryland with respect to electric and gas distribution rates and service, the issuances of certain securities and certain other aspects of BGE’s operations. BGE is a public utility under the Federal Power Act subject to regulation by FERC with respect to transmission rates and certain other aspects of BGE’s business. Specific operations of BGE are subject to the jurisdiction of various other Federal, state, regional and local agencies. Additionally, BGE is also subject to NERC mandatory reliability standards and by the U.S. Department of Transportation as to pipeline safety and other areas of gas operations.

BGE’s electric service territory includes an area of approximately 2,300 square miles. BGE’s gas service territory includes an area of approximately 800 square miles. BGE delivers electricity to approximately 1.2 million customers and natural gas to approximately 653,000 customers.

BGE was incorporated in the State of Maryland in 1906. BGE’s principal executive offices are located at 2 Center Plaza, 110 West Fayette Street, Baltimore, Maryland 21202, and its telephone number is (410) 234-5000.

EXELON CAPITAL TRUST I, EXELON CAPITAL TRUST II AND

EXELON CAPITAL TRUST III

Each of Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III is a Delaware statutory trust that was formed on August 25, 2003. Each of the Exelon Trust’s businesses is defined in a declaration of trust, dated as of August 25, 2003, executed by Exelon, as sponsor, and certain of the trustees specified below. The declaration of trust for an Exelon Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable Exelon Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “Exelon Trust Agreement,” and collectively as the “Exelon Trust Agreements.” The Exelon Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The Exelon Trusts exist for the exclusive purposes of:

•	issuing and selling their trust preferred securities and trust common securities;

•	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from Exelon; and

•	engaging in only those other activities necessary or incidental to these purposes.

The Exelon Trusts will have no assets other than the subordinated debt securities. The Exelon Trusts will have no revenue other than payments under the subordinated debt securities. Each Exelon Trust has a term of 30 years, but may dissolve earlier as provided in the Exelon Trust Agreements.

Exelon will, directly or indirectly, acquire all of the trust common securities of each Exelon Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing trust.

Each Exelon Trust’s business and affairs will be conducted by its trustees, as provided in the Exelon Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing Exelon Trust will be U.S. Bank Trust National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. Exelon, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, Exelon will:

•	maintain directly or indirectly 100% ownership of the trust common securities;

•

use its reasonable efforts to cause the issuing Exelon Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable Exelon Trust Agreement; and

•	use its reasonable efforts to cause the issuing Exelon Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

Exelon will pay all of the issuing Exelon Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, Exelon will guarantee payments on the trust preferred securities to the extent that the issuing Exelon Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the Exelon Trust Agreements and the Delaware Statutory Trust Act.

The location of each Exelon Trust’s principal executive office is 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, and the telephone number is 312-394-7398.

PECO ENERGY CAPITAL TRUST V AND PECO ENERGY CAPITAL TRUST VI

Each of PECO Energy Capital Trust V and PECO Energy Capital Trust VI is a Delaware statutory trust that was formed on May 9, 2003. Each of the PECO Trust’s businesses is defined in a declaration of trust, dated as of May 9, 2003, executed by PECO, as sponsor, and the trustees specified below. The declaration of trust for a PECO Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable PECO Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “PECO Trust Agreement,” and collectively as the “PECO Trust Agreements.” The PECO Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The PECO Trusts exist for the exclusive purposes of:

•	issuing and selling their trust preferred securities and trust common securities;

•	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from PECO; and

•	engaging in only those other activities necessary or incidental to these purposes.

The PECO Trusts will have no assets other than the subordinated debt securities. The PECO Trusts will have no revenue other than payments under the subordinated debt securities. Each PECO Trust has a term of 30 years, but may dissolve earlier as provided in the PECO Trust Agreements.

PECO will, directly or indirectly, acquire all of the trust common securities of each PECO Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing PECO Trust.

Each PECO Trust’s business and affairs will be conducted by its trustees, as provided in the PECO Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing PECO Trust will be U.S. Bank Trust Company National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. PECO, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, PECO will:

•	maintain directly or indirectly 100% ownership of the trust common securities;

•

use its reasonable efforts to cause the issuing PECO Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable PECO Trust Agreement; and

•	use its reasonable efforts to cause the issuing PECO Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

PECO will pay all of the issuing PECO Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, PECO will guarantee payments on the trust preferred securities to the extent that the issuing PECO Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the trust agreements and the Delaware Statutory Trust Act.

The location of each PECO Trust’s principal executive office is 2301 Market Street, P.O. Box 8699, Philadelphia, PA 19101-8699, and the telephone number is 215-841-4000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Any proceeds of securities issued by the Exelon Trusts will be used by the Exelon Trusts to purchase subordinated debt securities from Exelon. Any proceeds of Securities issued by the PECO Trusts will be used by the PECO Trusts to purchase subordinated debt securities from PECO. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	4.5	4.5	5.4	4.8	4.9	2.4

Exelon had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for Exelon.

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	8.2	8.6	10.4	8.5	7.3	4.7

Generation had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for Generation.

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	1.8	2.0	2.9	2.8	3.0	2.8

ComEd had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for ComEd.

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	3.9	3.1	3.7	3.3	4.7	5.3

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preference security dividends for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to combined fixed charges and preferred stock dividends	3.8	3.0	3.6	3.2	4.5	5.1

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	2.8	1.5	2.1	2.8	2.6	(a)

The following are BGE’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to combined fixed charges and preference stock dividends	2.4	1.3	1.8	2.4	2.2	(a)

(a)	Due to the registrant’s loss for the quarter ended March 31, 2012, the ratio coverage was less than 1:1 for both the ratio of earnings to fixed charges with and without preference stock dividends. The registrant must generate additional earnings of $50 million and $46 million for the ratio of earnings to fixed charges with and without preference stock dividends, respectively, to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•

the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•

if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York

Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us. Ballard Spahr LLP may rely on an opinion of one of our in-house lawyers as to matters of Illinois law.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon, Generation, ComEd and PECO incorporated in this Prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Constellation Energy Group, Inc. and Baltimore Gas and Electric Company included as Exhibit 99.1 to Exelon’s and Generation’s Current Report on Form 8-K/A dated May 25, 2012 have been incorporated by reference in this Prospectus in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO and BGE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation
Attn: Investor Relations
10 South Dearborn Street – 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Exelon’s Quarterly Report on Form 10-Q for the quarterly period March 31, 2012;

•

The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on January 17, 2012; February 16, 2012; February 21, 2012; March 14, 2012; April 5, 2012; April 6, 2012; and May 25, 2012.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Generation’s Quarterly Report on Form 10-Q for the quarterly period March 31, 2012;

•	Generation’s Current Reports on Form 8-K filed with the SEC on January 17, 2012; February 16, 2012; February 21, 2012; March 14, 2012; March 16, 2012; April 5, 2012; and May 25, 2012.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	ComEd’s Quarterly Report on Form 10-Q for the quarterly period March 31, 2012; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on January 17, 2012; February 16, 2012; February 21, 2012; March 14, 2012; March 16, 2012; and March 29, 2012.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	PECO’s Quarterly Report on Form 10-Q for the quarterly period March 31, 2012; and

•	PECO’s Current Reports on Form 8-K filed with the SEC on January 17, 2012; February 16, 2012; February 21, 2012; March 14, 2012; and March 16, 2012.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	BGE’s Quarterly Report on Form 10-Q for the quarterly period March 31, 2012; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on January 19, 2012; and March 14, 2012.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We have not included or incorporated by reference any separate financial statements of the Exelon Trusts or the PECO Trusts. We do not consider the financial statements of the Exelon Trusts or the PECO Trusts to be material to holders of the trust preferred securities of the Exelon Trusts or the PECO Trusts because each Exelon Trust or PECO Trust (1) is a special purpose entity that has no operating history or independent operations and (2) is not engaged in and does not propose to engage in any activity other than holding our subordinated debt securities and issuing trust preferred securities. We do not expect the Exelon Trusts or the PECO Trusts to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

$

Commonwealth Edison Company

First Mortgage     % Bonds, Series 113 due 2042

PROSPECTUS SUPPLEMENT

September     , 2012

Joint Book-Running Managers

Citigroup

Mitsubishi UFJ Securities

Wells Fargo Securities

Credit Suisse

RBC Capital Markets